EXHIBIT 4.4

DESCRIPTION OF CAPITAL STOCK OF

HEMISPHERE MEDIA GROUP, INC.

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2019, Hemisphere Media Group, Inc. (the “Company,” “Hemisphere,” “we,” “us” and “our”) had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Act”): Class A common stock, par value $0.0001. The following description of Hemisphere’s capital stock summarizes certain provisions of its amended and restated certificate of incorporation and amended and restated bylaws. The description is intended as a summary, and is qualified in its entirety by reference to Hemisphere’s amended and restated certificate of incorporation and our amended and restated bylaws, copies of which have been filed as exhibits to this Annual Report on Form 10-K. Defined terms used herein, but otherwise not defined, shall have the meaning ascribed to them in this Annual Report on Form 10-K.

General

Capital Stock

We are authorized to issue 100,000,000 shares of Class A common stock (the “Class A common stock”), 33,000,000 shares of Class B common stock (the “Class B common stock” and, together with the Class A common stock, the “Common Stock”) and 50,000,000 shares of Preferred Stock, each with a par value $0.0001 per share. As of December 31, 2019, Hemisphere had 20,184,412 shares of Hemisphere Class A common stock outstanding, 19,720,381 shares of Hemisphere Class B common stock outstanding and no shares of Hemisphere Preferred Stock outstanding.

Common Stock

Voting Rights. Stockholders of record of Hemisphere Class A common stock are entitled to one vote for each share held on all matters to be voted on by holders of Hemisphere Class A common stock. Stockholders of record of Hemisphere Class B common stock are entitled to ten votes for each share held on all matters to be voted on by holders of Hemisphere Class B common stock.

Board Classification. Our board of directors is divided into three classes, each of which generally serves for a term of three years with only one class of directors being elected at each annual meeting of stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Dividend Rights. Our stockholders are entitled to receive ratable dividends when, as and if declared by our board of directors out of funds legally available therefor.

Liquidation Rights. Subject to the provisions of any Hemisphere Preferred Stock, in the event of any liquidation, dissolution or winding up of the Company, all remaining assets of the Company will be distributed to holders of the Common Stock pro rata at the same rate per share of each class of Common Stock according to their respective holdings of shares of the Common Stock.

Conversion of Class B Common Stock. The shares of Hemisphere Class B common stock are convertible in whole or in part at any time at the option of the holder or holders thereof, into an equal number of fully paid and non-assessable shares of Hemisphere Class A common stock. Such right may be exercised by delivering to our office (i) the certificate or certificates representing the shares of Hemisphere Class B common stock to be converted, duly endorsed in blank or accompanied by duly executed proper instruments of transfer, and (ii) written notice to us stating that such holder or holders elect(s) to convert such share or shares and stating the name and address in which each certificate for shares of Hemisphere

Class A common stock issued upon conversion is to be issued. Conversion shall be deemed to have been effected as of the date as of which the conversion is recorded on our books. Any conversion of Hemisphere Class B common stock shall be subject to any necessary approval of the FCC and such conversion shall not become effective until such time and date as the order of the FCC approving such event shall be granted. Each share of our Hemisphere Class B common stock will be deemed to have been converted automatically into a share of our Hemisphere Class A common stock upon transfer to any transferee other than certain permitted transferees, generally limited to the Company, and family members and affiliates of certain Hemisphere Class B stockholders.

Preferred Stock

Our amended and restated certificate of incorporation provides that shares of Hemisphere Preferred Stock may be issued from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors is able to, without stockholder approval, issue Hemisphere Preferred Stock with voting and other rights that could adversely affect the voting power and other rights of the holders of our Hemisphere Class A common stock and could have anti-takeover effects. The ability of our board of directors to issue Hemisphere Preferred Stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control or the removal of existing management.

Dividends

We have not declared any dividends in the past and we do not anticipate paying dividends on our Common Stock in the foreseeable future. Our term loan facility restricts our ability to declare dividends in certain situations. Additionally, dividends to us from WAPA are also subject to certain local taxation. The payment of any dividends will be within the discretion of our board of directors at such time. It is the present intention of our board of directors to retain all earnings, if any, for use in the business operations and, accordingly, the Hemisphere board of directors is not currently contemplating and does not anticipate declaring any dividends in the foreseeable future.

Certain Certificate of Incorporation, By-Law and Statutory Provisions

The provisions of our amended and restated certificate of incorporation and amended and restated by-laws and of the Delaware General Corporation Law (the “DGCL”) summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt of the Company. The description of our amended and restated certificate of incorporation and amended and restated bylaws is not complete and is qualified in its entirety by reference to the full text of such organizational documents, copies of which are filed as Exhibits 3.1 and 3.2 in this Annual Report on Form 10-K.

Directors’ Liability; Indemnification of Directors and Officers

Our amended and restated certificate of incorporation provides that a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. This provision does not limit or eliminate our rights or those of any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care. The provisions do not alter the liability of directors under federal securities laws. In addition, our amended and restated certificate of incorporation provides that we indemnify and hold harmless each director and officer to the fullest extent provided by the laws of the State of Delaware.

Corporate Opportunity

Our amended and restated certificate of incorporation also provides that the doctrine of “corporate opportunity” will not apply against our stockholders, their affiliates and the directors elected or appointed to serve on the board in a manner that would prohibit them from investing in competing businesses or doing business with our clients or customers. Our amended and restated certificate of incorporation provides that our stockholders, their affiliates and the directors elected or appointed by the stockholders (other than the Chief Executive Officer, who may also serve as a director) to the Board shall have no obligation to us, our stockholders or any other person to present any such business opportunity to us before presenting and/or developing it with any other person, other than business opportunities specifically presented to any such stockholder or director (in his or her capacity as stockholder or director, respectively) for our benefit. Our amended and restated certificate of incorporation waives any and all claims and causes of action, and renounces any interest or expectancy, that we believe we may have for or in such business opportunities.

Special Meetings of Stockholders

Our amended and restated by-laws provide that special meetings of stockholders may be called at any time by our board or directors and may not be called by any other person or persons. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice. Stockholders are not permitted to call a special meeting of stockholders, to require that the chairman call a special meeting or to require that our board of directors request the calling of a special meeting of stockholders.

Stockholder Action; Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our amended and restated by-laws provide that stockholders may take action by written consent if such consent is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. In addition, our amended and restated by-laws establish advance notice procedures for:

•                  stockholders to nominate candidates for election as a director; and

•                  stockholders to propose topics for consideration at stockholders’ meetings.

Stockholders must notify our corporate secretary in writing prior to the meeting at which the matters are to be acted upon or directors are to be elected. The notice must contain the information specified in our amended and restated by-laws. To be timely, the notice must be received at our corporate headquarters, addressed to our secretary, not less than 90 days nor more than 120 days prior to the first anniversary of the date of the prior year’s annual meeting of stockholders. If the annual meeting is advanced by more than 30 days, or delayed by more than 60 days, from the anniversary of the preceding year’s annual meeting, or if no annual meeting was held in the preceding year, notice by the stockholder, to be timely, must be received not earlier than the 120th day prior to the annual meeting and not later than the later of the 90th day prior to the annual meeting or the 10th day following the day on which we notify stockholders of the date of the annual meeting, either by mail or other public disclosure. These provisions may preclude some stockholders from bringing matters before the stockholders at an annual or from nominating candidates for director at an annual meeting.

Election and Removal of Directors

Our board of directors is divided into three classes. The directors in each class serve for a three-year term, one class being elected each year by our stockholders. Our stockholders may only remove directors for cause and with the affirmative vote of a majority of the total voting power of the outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. Our board of directors may elect a director to fill a vacancy, including vacancies created by the expansion of the board of directors. This system of electing and removing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of our directors.

Amendment of the Certificate of Incorporation and By-Laws

Our amended and restated certificate of incorporation provides that the affirmative vote of the holders of at least a majority of the voting power of the shares of the then outstanding voting stock, voting together as a single class, shall be required to amend, repeal or adopt any provisions inconsistent with the provisions in our certificate of incorporation relating to our board of directors, stock ownership, limitations of liability, indemnification, conflicts of interest or amendments.

Anti-Takeover Provisions of Delaware Law

We are subject to the provisions of Section 203 of the DGCL. In general, Section 203 prevents an interested stockholder (defined generally as a person owning 15% or more of the corporation’s outstanding voting stock) of a Delaware corporation from engaging in a business combination (as defined) for three years following the date that person became an interested stockholder unless various conditions are satisfied.

Listing

Our shares of Class A common stock are listed on The NASDAQ Stock Market LLC under the symbol “HMTV.”

Transfer Agent

The transfer agent for our Common Stock is Continental Stock Transfer & Trust Company.

Regulatory Restrictions

Our amended and restated certificate of incorporation provides that we may restrict the ownership or proposed ownership of shares of our capital stock by any person if such ownership or proposed ownership may (a) be inconsistent with or result in a violation of the Communications Act or FCC rules and policies, (b) limit or impair any existing or proposed business activities under the Federal Communications Laws (as defined in our amended and restated certificate of incorporation) or (c) subject us to any regulation under the Federal Communications Laws to which we would not be subject but for such ownership or proposed ownership (collectively, “FCC Regulatory Limitations”). If we believe that such ownership or proposed ownership may result in an FCC Regulatory Limitation, such person shall furnish promptly to us such information as we shall request. If (a) any person from whom information is requested should not provide all the information requested by us or (b) we shall conclude that a stockholder’s ownership or proposed ownership of, or that a stockholder’s exercise of any rights of ownership with respect to, shares of our capital stock results or could result in an FCC Regulatory Limitation, then we may (i) refuse to permit the transfer of shares of our capital stock to such proposed stockholder, (ii) suspend those rights of stock ownership the exercise of which causes or could cause such FCC Regulatory Limitation, (iii) redeem such shares of our capital stock held by such stockholder in accordance with the terms and conditions set forth in our amended and restated certificate of incorporation, (iv) require the conversion of any or all of the shares of Hemisphere Class B common stock held by such stockholder into an equal number of Hemisphere Class A common stock and/or (v) exercise any and all appropriate remedies, at law or in equity, in any court of competent jurisdiction, against any such stockholder or proposed transferee, with a view towards obtaining such information or preventing or curing any situation which causes or could cause an FCC Regulatory Limitation.